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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Avigen, Inc. for the registration of $120,000,000 of common stock, preferred stock or warrants to purchase shares of its common or preferred stock and to the incorporation by reference therein of our report dated July 28, 2000, with respect to the financial statements of Avigen, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2000, filed with the Securities and Exchange Commission.


/s/ Ernst & Young

Palo Alto, California
October 6, 2000